DOLBY

February 11, 2010

Giles Baker

Dear Giles,

It is my distinct pleasure to confirm to you our offer to join Dolby Laboratories, Inc. ("Dolby") as Senior Director, Product Management, Content Creation, reporting to John Couling, Vice President, Marketing Products and Platforms in the Sales and Marketing Division. Your annualized starting base salary will be $208,000.00, payable bi-weekly (in accordance with our 9/80 work schedule) and subject to applicable tax withholdings. We will assume your date of hire to be Monday, March 15, 2010. Please contact us as soon as possible if you would like to adjust your start date.

We will recommend to a committee of Dolby's Board of Directors that they grant you a one-time new hire stock option and restricted stock unit (RSU) award under the Dolby Laboratories, Inc. 2005 Stock Plan (the "Plan"). The option to purchase 7,350 shares of Dolby's Class A common stock and a grant of 2,200 restricted stock units will be presented for their consideration on the 15th day of the month (or the next business day, if the 15th day falls on a weekend or holiday) following the month of your date of hire. If approved, your options will have an exercise price equal to the fair market value of the Class A common stock as of the close of the markets on the date of the award. Options and RSUs may be awarded only by the Board or a committee of the Board and are subject to the standard terms and conditions of the Plan and the execution of the award agreement.

You are eligible to participate in the Dolby Annual Incentive Plan ("DAIP") for the fiscal year ending September 2010. You are eligible to receive a DAIP target award of twenty-five percent (25%) of your annual base salary at the end of the fiscal year. This target award is based on the successful completion of company performance objectives and your individual performance. Subject to your continued employment with Dolby, your first incentive target payout (if any) of the DAIP would be in January 2011 for the fiscal year ended September 2010, prorated to your date of hire.

Performance and Development Evaluations are completed annually by December. You will first be eligible for a merit increase in January 2011 after your focal review.

You will be eligible to enroll in Dolby's health plan(s) on the first day of your employment. In addition to Dolby's health plan(s) benefits, you will also be eligible to participate in our 401(k) Plan (the "Dolby Laboratories, Inc. Retirement Plan") on the first day of the quarter following your date of hire. Enclosed with this letter is our general benefits information packet but more specific plan information will be reviewed with you during the orientation on your first day of employment.

The employment relationship between you and Dolby is one of employment "at-will" with either party having the right to terminate the relationship at any time, with or without cause. Our employment at-will relationship can only be modified by a written agreement signed by Dolby's President.

Dolby Laboratories, Inc.
Dolby Laboratories Licensing Corporation
100 Potrero Avenue
San Francisco, CA 94103-4813 USA

T 415-558-0200
F 415-645-4175

dolby.com

By signing this offer of employment as set forth below you acknowledge that this offer of employment is contingent upon five factors:

1. That you execute a Confidential Information and Invention Assignment Agreement upon acceptance of our offer of employment (please bring an executed copy of the enclosed Agreement with you on your first day of employment).

2. That you sign and return the Acknowledgement of Receipt of Code of Business Conduct and Ethics policy.

3. That you sign and return the Acknowledgement and Agreement Regarding Dolby Laboratories, Inc. Policy Regarding Reporting of Financial and Accounting Concerns.

4. That you produce documentation that verifies your eligibility to be legally employed in the United States. This documentation generally consists of any combination of documents listed on the enclosed Employment Eligibility Verification (I-9) Form. This documentation must be presented to us on your first working day.

5. That a background check is completed to our satisfaction.

This offer of employment supersedes all prior offers, both verbal and written and is the complete understanding of our offer of employment to you. To acknowledge your acceptance, please sign below and fax the document in its entirety to my attention at 415.645.4175 no later than 5 p.m. (PST) on Monday, February 15, 2010. In addition, please bring this original, signed letter to your first day's orientation with the signed Confidential Information and Invention Assignment Agreement and retain the other original for your records.

We feel that you can make a significant contribution to the growth and future of Dolby and we look forward to welcoming you to our team!

Sincerely,

Craig Campbell
Director, Staffing

****

I have read, understand, and accept the offer of employment as stated above:

Giles Baker

3-15-2010
Date

Dolby Laboratories, Inc.
Dolby Laboratories Licensing Corporation
100 Potrero Avenue
San Francisco, CA 94103-4813 USA
T 415-558-0200
F 415-645-4175
dolby.com